Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Broadcom Inc. of our report dated December 18, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Broadcom Inc.’s Annual Report on Form 10-K for the year ended November 2, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 9, 2026